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Exhibit 21.1 Subsidiaries of the Registrant

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Name of Subsidiary                          State of Incorporation   Name Under Which Subsidiary Is Doing Business
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
Isis Tele-Communications, Inc.                     Delaware             Isis Tele-Communications, Inc.

Communications Information Services, Inc.          Florida              Communications Information Services, Inc
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